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The following press release may be provided to stockholders of Qualcomm Incorporated (“Qualcomm”).

FOR IMMEDIATE RELEASE

Qualcomm Contacts:

Pete Lancia, Corporate Communications

Phone: 1-858-845-5959

Email: corpcomm@qualcomm.com

John Sinnott, Investor Relations

Phone: 1-858-658-5431

Email: ir@qualcomm.com

QUALCOMM BOARD OF DIRECTORS SENDS LETTER TO STOCKHOLDERS

Posts Video with Board Members to www.qcomvalue.com/videos/

SAN DIEGO — February 22, 2018 — The Board of Directors of Qualcomm Incorporated (NASDAQ: QCOM) today sent a letter to Qualcomm stockholders in connection with Qualcomm’s 2018 Annual Meeting of Stockholders on March 6, 2018.

In the letter, the Board provides its perspective on the reduced Broadcom acquisition proposal for Qualcomm and Qualcomm’s amended agreement to acquire NXP Semiconductors N.V. (NASDAQ: NXPI).

Qualcomm also posted a video with Qualcomm directors discussing the Board and its view on value creation on www.qcomvalue.com/videos/.

The letter follows:

February 22, 2018

Dear Fellow Qualcomm Stockholders:

The members of the Qualcomm Board of Directors are firmly committed to maximizing value for Qualcomm stockholders. We are highly confident in Qualcomm’s strategic plan and its multiple value drivers. At the same time, we have seriously evaluated Broadcom’s proposals and explained to Broadcom — including during our meeting with them on February 14 — why their proposals are inadequate. We remain open to continued discussions if a suitable proposal is presented. To date, no such proposal has been made.

We believe Qualcomm’s experienced Board is best qualified to evaluate all opportunities to maximize value for stockholders — whether through continued execution of our growth strategy or by selling the

Company. New directors would not change our openness to a transaction that makes sense for our stockholders, but would lower the overall quality of the Board at a critical time for Qualcomm.

Use the WHITE CARD to re-elect all 11 Qualcomm directors — they are working in your best interests.

THE REDUCED BROADCOM PROPOSAL REFLECTS ITS REFUSAL TO PAY A FAIR PRICE FOR QUALCOMM

By lowering its proposal to $79.00 per share, Broadcom has made an inadequate proposal even worse despite the indisputable increase in value and certainty that Qualcomm stockholders will receive from the compelling and highly accretive acquisition of NXP. Importantly, Broadcom has refused and continues to refuse to engage with Qualcomm on price.

The Board unanimously believes that Broadcom’s current $79.00 per share proposal undervalues Qualcomm, fails to take into account the strategic and financial benefits of acquiring NXP, and continues to face a long and highly uncertain path to regulatory approvals.

Members of this Board and management met with Broadcom earlier this month to discuss a path to a transaction that both appropriately valued Qualcomm and provided a sufficient level of certainty around the regulatory issues. We entered the meeting with Broadcom in a constructive manner, seeking a price increase and engagement on issues related to transaction certainty. However, Broadcom did not engage on the topic of price — repeatedly stating that $82 per share was “best-and-final.”

Broadcom also insisted it had to control all material decisions regarding our licensing business, one that has realized annual revenues exceeding $7 billion, during a lengthy regulatory process, despite the fact that this is not permitted under antitrust laws. Additionally, Broadcom was unwilling to agree to commitments that could be expected to be required by the FTC, European Commission, MOFCOM and other government regulatory bodies. Their proposed $8 billion reverse termination fee — which equates to only $5.40 per share — does not come close to compensating our stockholders for the substantial value destruction likely to result if the transaction were to fail to close due to regulatory issues.

The Qualcomm Board is highly confident in our ability to deliver $6.75-7.50 in FY19 Non-GAAP EPS. At any realistic multiple, that would result in a value for Qualcomm well in excess of even an $82.00 proposal. Moreover, the value to Qualcomm stockholders of executing our growth plan is not only higher but carries far less risk than Broadcom’s proposal. We are unwilling to give Broadcom an option at $79.00 per share for 18 months while we deliver on our strategy, as 5G gains momentum and NXP is integrated.

CLEAR PATH TO COMPLETE STRATEGICALLY AND FINANCIALLY COMPELLING NXP TRANSACTION

In deciding unanimously to increase its original offer, made in October 2016, the Board concluded that Qualcomm is far more valuable with NXP than without, and took into account the following:

•                  NXP will provide significant strategic benefits to Qualcomm including increased revenue diversification, substantial expansion of serviceable addressable markets (SAM) and greater scale in higher growth industry segments of Auto and IoT

•                  The strong market dynamics and positive outlook for key industry segments

•                  High confidence in annualized cost synergies of at least $500 million based on integration planning

•                  NXP’s non-GAAP operating income has increased by 20% — which means the $127.50 per share price is actually at a lower multiple than the original deal price

We are optimistic that in the near term the transaction will receive the necessary additional tenders as well as the last required regulatory clearance, and that the acquisition will close shortly.

THE QUALCOMM BOARD IS SQUARELY FOCUSED ON MAXIMIZING THE VALUE OF YOUR INVESTMENT

Qualcomm is well positioned to create value for stockholders over the near- and long-term, particularly with a clear path to completing the NXP transaction. At the same time, should Broadcom present a proposal that delivers superior value and sufficiently protects downside risk to you, we will pursue a sale. Thus far, Broadcom has done neither.

We urge you to vote FOR the re-election of Qualcomm’s highly qualified Board on the WHITE proxy card TODAY to protect the near- and long-term value of your investment. Remember, vote only the WHITE proxy card and discard any Blue proxy cards you receive from Broadcom.

Sincerely,

The Qualcomm Board of Directors

Barbara T. Alexander	Ann M. Livermore	Clark T. Randt, Jr.
Jeffrey W. Henderson	Harish Manwani	Francisco Ros
Thomas W. Horton	Mark D. McLaughlin	Anthony J. Vinciquerra
Dr. Paul E. Jacobs	Steve Mollenkopf

VOTE the WHITE proxy card today.

Re-elect the Qualcomm Board online, by telephone, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

DISCARD any BLUE proxy cards you receive from Broadcom.

Voting the BLUE proxy card, even if you “withhold” on all nominees, will revoke any vote you had previously submitted on Qualcomm’s WHITE proxy card. You have every right to change your vote - only your latest-dated proxy will be counted at the 2018 Annual Meeting.

If you have questions, or need assistance in voting your shares, please contact:

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Stockholders May Call:

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Banks and Brokers May Call Collect: (212) 750-5833

About Qualcomm

Qualcomm invents breakthrough technologies that transform how the world connects and communicates. When we connected the phone to the Internet, the mobile revolution was born. Today, our inventions are the foundation for life-changing products, experiences, and industries. As we lead the world to 5G, we envision this next big change in cellular technology spurring a new era of intelligent, connected devices and enabling new opportunities in connected cars, remote delivery of health care services, and the IoT — including smart cities, smart homes, and wearables. Qualcomm Incorporated includes our licensing business, QTL, and the vast majority of our patent portfolio. Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, all of our engineering, research and development functions, and all of our products and services businesses, including, the QCT semiconductor business. For more information, visit Qualcomm’s website, OnQ blog, Twitter and Facebook pages.

ADDITIONAL INFORMATION

Qualcomm has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”).  QUALCOMM STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Qualcomm with the SEC without charge from the SEC’s website at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Qualcomm, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Qualcomm’s stockholders in connection with the matters to be considered at the 2018 Annual Meeting.  Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC.  These documents can be obtained free of charge from the sources indicated above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Additionally, statements regarding operating results for future years, growth in operating results and the factors contributing to future operating results; the resolution of licensing disputes and the impact and timing thereof; expected market, industry, geographic and organic growth and trends; future serviceable addressable market size and growth; anticipated contributions from and growth in new opportunities; benefits from planned cost reductions; technology and product leadership and trends; Qualcomm’s positioning to benefit from any of the above; potential benefits and upside to Qualcomm’s stockholders related to any of the above; and the regulatory process and regulatory uncertainty are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. These statements are based on Qualcomm’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Qualcomm. More detailed information about these factors may be found in Qualcomm’s filings with the SEC, including those discussed in Qualcomm’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Qualcomm are also available in the Investor Relations section of Qualcomm’s website at www.qualcomm.com. Qualcomm is not obligated to update these forward-

looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Non-GAAP financial information presented herein should be considered in addition to, not as a substitute for or superior to, financial measures calculated in accordance with GAAP. In addition, “Non- GAAP” is not a term defined by GAAP, and as a result, the Company’s measure of Non-GAAP results might be different than similarly titled measures used by other companies. Reconciliations between GAAP and Non-GAAP results are presented herein.

The Company uses Non-GAAP financial information: (i) to evaluate, assess and benchmark the Company’s operating results on a consistent and comparable basis; (ii) to measure the performance and efficiency of the Company’s ongoing core operating businesses, including the QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing) segments; and (iii) to compare the performance and efficiency of these segments against competitors. Non-GAAP measurements used by the Company include revenues, cost of revenues, R&D expenses, SG&A expenses, other income or expenses, operating income, interest expense, net investment and other income, income or earnings before income taxes, effective tax rate, net income and diluted earnings per share. The Company is able to assess what it believes is a more meaningful and comparable set of financial performance measures for the Company and its business segments by using Non-GAAP information. In addition, the Compensation Committee of the Board of Directors uses certain Non-GAAP financial measures in establishing portions of the performance-based incentive compensation programs for our executive officers. The Company presents Non-GAAP financial information to provide greater transparency to investors with respect to its use of such information in financial and operational decision-making. This Non-GAAP financial information is also used by institutional investors and analysts in evaluating the Company’s business and assessing trends and future expectations.

Non-GAAP information used by management excludes its QSI segment and certain share-based compensation, acquisition-related items, tax items and other items.

•                  QSI is excluded because the Company expects to exit its strategic investments in the foreseeable future, and the effects of fluctuations in the value of such investments and realized gains or losses are viewed by management as unrelated to the Company’s operational performance.

•                  Share-based compensation expense primarily relates to restricted stock units. Management believes that excluding non-cash share-based compensation from the Non-GAAP financial information allows management and investors to make additional comparisons of the operating activities of the Company’s ongoing core businesses over time and with respect to other companies.

•                  Certain other items are excluded because management views such items as unrelated to the operating activities of the Company’s ongoing core businesses, as follows:

•                  Acquisition-related items include amortization of certain intangible assets, recognition of the step-up of inventories to fair value and the related tax effects of these items, as well as any effects from restructuring the ownership of such acquired assets. Additionally, the Company excludes expenses related to the termination of contracts that limit the use of the acquired intellectual property, third-party acquisition and integration services costs and costs related to temporary debt facilities and letters of credit executed prior to the close of an acquisition. Starting with acquisitions in the second quarter of fiscal 2017, the Company excludes recognition of the step-up of property, plant and equipment from the net book value based on the original cost basis to fair value. Such charges related to acquisitions that were completed prior to the second quarter of fiscal 2017 continue to be allocated to the segments, and such amounts are not material.

•                  The Company excludes certain other items that management views as unrelated to the Company’s ongoing business, such as major restructuring and restructuring-related costs, goodwill and indefinite- and long-lived asset impairments and awards, settlements and/or damages arising from legal or regulatory matters.

•                  Certain tax items that are unrelated to the fiscal year in which they are recorded are excluded in order to provide a clearer understanding of the Company’s ongoing Non-GAAP tax rate and after tax earnings.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Qualcomm Fiscal 2019 Estimated Earnings Per Share (EPS)	Fiscal 2019
GAAP diluted EPS	$4.47 - $5.22
Less: Diluted EPS attributable to QSI	$0.02
Less: Diluted EPS attributable to share-based compensation	($0.73)
Less: Diluted EPS attributable to other items (1)	($1.57)
Non-GAAP diluted EPS	$6.75 - $7.50
Less: Diluted EPS attributable to income from customers involved in licensing disputes	$1.50 - $2.25
Non-GAAP EPS, before impact of expected licensing resolution	$5.25

Fiscal 2019 Accretion from NXP	Fiscal 2019
GAAP diluted EPS	$0.08
Less: Diluted EPS attributable to QSI	N/A
Less: Diluted EPS attributable to share-based compensation	$(0.16)
Less: Diluted EPS attributable to other items(1)	$(1.26)
Non-GAAP diluted EPS	$1.50

Fiscal 2019 estimated EPS and EPS accretion assume close of the pending NXP acquisition. Estimated amortization of intangible assets included in other items was based on a preliminary purchase price and are subject to change when the formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final purchase accounting could be material.

(1) Other items excluded from Non-GAAP consist primarily of acquisition-related items.

Sums may not equal totals due to rounding.